EXHIBIT 10.3

AGREEMENT FOR COMPLETE RELEASE

AND WAIVER OF ALL CLAIMS

THIS AGREEMENT FOR COMPLETE RELEASE AND WAIVER OF ALL CLAIMS (hereinafter the “Agreement”) is entered into this January 4, 2007, by and between IOMED, Inc., a Utah corporation (hereinafter “Employer”), and Mary A. Crowther (hereinafter “Employee”).

WHEREAS,  Employee has been employed by Employer and Employee’s employment with Employer is being terminated effective January 5, 2007, and

WHEREAS, Employee and Employer wish to resolve any and all claims between them, and

WHEREAS, Employee has had an opportunity to consult with counsel about her termination and this Agreement.

NOW THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                                       Termination of Employment.  Employee’s employment with Employer is terminated, effective January 5, 2007 (the “Effective Date”).

2.                                       Payment of Amounts Owed.  Employer acknowledges that Employee is entitled to the following amounts, which Employer either has paid or will pay to Employee:

a)                                      Employee’s wages for hours worked through the Effective Date of 80 hours totaling $5,288.46, less required withholdings and deductions.

b)                                     Upon receipt of satisfactory documentation, Employer agrees to pay Employee for all normal and reasonable reimbursable business expenses incurred in connection with her employment but not yet reimbursed, net of any advances made thereon.  In the event Employee does not have expenses equal to advances made, any outstanding advance amount will be deducted from Employee’s final payroll check.

3.                                       Additional Amounts or Other Benefits to which Employee is Entitled.  Employee is also entitled to the following:

a)                                      Employee may exercise vested stock options, if any, at any time within ninety (90) days from the Effective Date.

b)                                     Employer will provide Employee with disability and life insurance through January 31, 2007.  Medical and dental insurance benefits will be in force through January 31, 2007.

c)                                      COBRA benefits will be available to Employee effective February 1, 2007.  Employee has sixty (60) days from the Effective Date in which to consider and make this election.

d)                                     If applicable, Employee will be eligible to withdraw or roll over her vested 401(k) plan balance into another qualified plan.

e)                                      Pursuant to Company policy, Employee is entitled to twenty (20) weeks severance pay in the amount of $52,885.00.  Such amount is based upon Employee’s years of service from April 28, 1979 and Employee’s current annual base salary of $137,500.00, and is payable in bi-weekly installments through salary continuation.

4.                                       Consideration for Releases and Waivers.  In consideration for the covenants, agreements, releases and waivers contained herein, and in full and complete settlement of all claims that Employee has or may have against Employer arising out of or in connection with Employee’s employment with Employer or the termination of such employment, Employer agrees as follows:

a)                                      To pay Employee the sum of $42,308.00 which amount approximates four (4) months compensation, payable in bi-weekly installments.

b)                                     Upon Employee’s election of COBRA benefits, Employer agrees to pay, on Employee’s behalf, the premiums for COBRA benefits (medical and dental insurance) through October 31, 2007.  Thereafter, Employee will be required to pay all premiums for COBRA benefits.

c)                                      In order to facilitate the development of Employee’s future career plans, Employer agrees to provide Employee with up to $5,500.00 for external out-placement services and support, which shall be payable to the provider of such out-placement services and support.

d)                                     Subject to approval, in its sole discretion, by the Compensation Committee of the Board of Directors, Employer agrees to amend the Employees stock option grants set forth below so as to extend the option exercise period so that Employee may retain the right to exercise such options at any time during the twelve (12) month period immediately following the Effective Date of this agreement, but only to the extent that such options were vested and exercisable as of the Effective Date.  All other exercisable stock options must be exercised within 90 days of the Effective Date.

Date of Grant	Number of Options	Exercise Price
2/20/1998	2,000	$9.00
5/20/1999	10,000	$2.31
2/22/2001	10,000	$4.80
8/29/2001	14,000	$3.24

All payments made pursuant to paragraphs 4(a), shall be made net of withholding taxes and other necessary and usual deductions.  Employee acknowledges and agrees that the benefits to be provided pursuant to Paragraphs 4(a), 4(b), 4(c), and 4(d) above are benefits to which Employee would not be entitled to receive without signing this Agreement.

5.                                       Release.  In return for the consideration set forth in paragraph 4 above, which Employee acknowledges as being adequate, Employee hereby unconditionally releases and forever discharges Employer and Employer’s stockholders, subsidiaries, employees, agents, officers, directors, successors and assigns (hereinafter collectively the “Releasees”) from, and hereby waives, any and all causes of action, suits, damages,  claims and demands whatsoever which Employee ever had or now has against them, directly or indirectly, whether known or unknown, relating to or arising out of the Employee’s employment with Employer and/or the termination of such employment, and specifically including but not limited to any and all claims arising under or in connection with Title VII of the Civil Rights Act of 1964; the Fair Labor Standards Act, 42 U.S.C. Sections 1981, 1985, 1986, 1988; the Elliot-Larsen Civil Rights Act; all amendments to such statutes; all other federal, state and local laws; the common law of the State of Utah; any actions based upon tort, breach of contract, defamation or any other nature relating in any manner to Employee’s employment with Employer and/or the termination of such employment.

Except for claims of age discrimination, which are treated separately in paragraph 6 below, Employee understands and agrees that this is a total and complete release and waiver of all claims which Employee has against Employer, based upon facts existing as of the date hereof, both known and unknown, even though there may be facts and consequences of facts that are unknown to Employee and/or Employer.

6.                                       Age Discrimination Release.  In addition to the releases contained in paragraph 5 above, the parties further agree:

a)                                      In consideration of the benefits set forth in Paragragh 4 above, Employee specifically releases Employer and the other Releasees from any and all liabilities, claims, causes of action, demands for damages or remedies of any kind or character, including claims for attorney’s fees and legal costs, arising under or from the Age Discrimination in Employment Act of 1967 as amended, and which are related to or arise out of Employee’s employment with Employer or the termination of such employment, up to and including the date of this Agreement.

b)                                     Employee understands and acknowledges that by this Agreement she does not waive any right or claims relating to age discrimination that may arise after the date of this Agreement.

c)                                      Employee is advised to consult with an attorney regarding this Agreement prior to agreeing to and signing it.

d)                                     Employee acknowledges that pursuant to paragraphs 18 and 19 of this Agreement she has a period of twenty-one (21) days during which to consider it and, upon execution of this Agreement, she has seven (7) days within which to revoke the Agreement.                          (Initials)

e)                                      Employee acknowledges that she has read this Agreement, that the language and meaning of this Agreement are sufficiently clear, and that she has understood it.                            (Initials)

7.                                       Upon the termination of Employee’s employment with Employer, Employee agrees not to represent or hold herself out as an officer, agent, manager or employee of IOMED to prospective or former clients or seek to exercise any of her former rights or authority as a former employee of IOMED.

8.                                       No promises have been made by Employer to Employee other than those specified in this Agreement.

9.                                       Employee agrees that in the event she brings suit or makes a claim or charge against Employer or any of the Releasees, or otherwise joins any of the Releasees as a party in any such proceeding or lawsuit based upon, relating to, or arising out of Employee’s former employment with Employer or any of the claims, counts, causes of action, or demands for damages or other relief that are released under this Agreement, then Employee expressly agrees to indemnify Employer and the other Releasees for any and all attorney’s fees, costs and/or other related expenses that Employer or the other Releasees incur as a result of such proceeding or lawsuit (other than a claim under the Age Discrimination in Employment Act).

10.                                 Employee agrees that she will promptly return to Employer any Company property and materials in her possession or under her control, including but not limited to all confidential and related business documents, notebooks, drawings, papers, plans, designs, computer equipment, computer storage media, records, files, and other communications, as well as all other IOMED property, including but not limited to, keys, badges and credit cards.

11.                                 Covenant Not to Compete, Confidentiality Agreement, and Agreement Not to Make Adverse Comments About Employer.  In further consideration for the benefits set forth in paragraph 4 above, Employee agrees as follows:

a)                                      For the period of twelve (12) months immediately following the execution of this agreement, Employee covenants and agrees that she will not engage, directly or indirectly, either alone or as an employee, partner, officer, director, manager, member, consultant, agent, independent contractor or stockholder of any company or business, in any iontophoretic business activity that is directly or indirectly in competition with any of the products or services being developed, sold or otherwise provided by Employer.   Employee acknowledges and agrees that the time period and scope of activity covered by this Non-Competition Agreement are reasonable and necessary to protect the goodwill, trade secrets and other confidential and proprietary information of Employer.

b)                                      Employee agrees that she will not at any time on or after the date of signing this Agreement, directly or indirectly, disclose or make accessible to any person or entity under any circumstances or use in any way for her own benefit or for the benefit of any person or entity other than Employer, or to Employer’s detriment (i) any confidential documents and/or information evidencing, referring or relating to the price, costs, discounts or profit margins of any goods or services sold, purchased, or handled by the Employer or, (ii) any documents or information evidencing, referring or relating to Employer’s or Employer’s customer’s business plans, strategies, financial structure, designs, procedures, information systems, administration or operations; and/or (iii) any documents or information evidencing, referring or relating to Employer’s research and development, processes, formulas, designs, unpatented ideas and/or inventions and/or other trade secrets of any type; and

c)                                      Employee agrees that she will not at any time on or after the date of signing this Agreement will not make, directly or indirectly, orally, in writing, and/or through any other medium, any negative, disparaging or derogatory statements to others about Employer, Employer’s business or the other Releasees.

d)                                     The restrictions set forth in (b) above shall not apply to information generally available to the public or to disclosures Employee is required by law or expressly authorized by Employer to make.

e)                                      Subparagraphs (a), (b) and (c) above relate to matters which are of a special and unique character and their violation may cause irreparable injury to Employer, the amount of which will be extremely difficult, if not impossible, to determine and which cannot be adequately compensated by monetary damages alone.  Therefore, if Employee breaches or threatens to breach any of these paragraphs, then in addition to all other rights and remedies, Employer shall be entitled to obtain an injunction, restraining order or other equitable relief against Employee and such other persons and/or entities as appropriate.

12.                                 In the event that any action or proceeding is brought by either Employee or Employer against the other party either to enforce this Agreement or to resolve any dispute arising under this Agreement, the party that prevails in that action or proceeding shall be entitled to recover from the other party all of her/its costs and expenses, including reasonable attorney’s fees, incurred in seeking to enforce this Agreement or otherwise incurred in connection with such action or proceeding.

13.                                 This Agreement shall be interpreted and enforced under the laws of the State of Utah.

14.                                 The parties further agree that if any part of this Agreement is determined or adjudged by a court of competent jurisdiction to be invalid for any reason, such judgment or determination shall not affect, impair or invalidate the remainder of this Agreement.

15.                                 Employee agrees for twelve (12) months after the Effective Date of her employment with Employer, Employee will not, directly or indirectly, solicit, encourage or induce, or attempt to solicit, encourage or induce, any other employee of Employer to leave the employment of Employer, and will not, directly or indirectly, recruit, solicit or hire, or attempt to recruit, solicit or hire, any other employee of Employer to work for any other person or entity.

16.                                 It is agreed that in the event of an inquiry or request from a prospective employer regarding Employee’s employment with Employer, Employer will disclose the dates of employment, the positions held with Employer, the nature of Employee’s responsibilities and that these responsibilities were carried out in a satisfactory and efficient manner.

17.                                 Employee agrees she will not disclose this Agreement or its terms to any other person except her immediate family members or her legal counsel and tax/financial advisors.

18.                                 The offer set forth in this Agreement shall remain open for a period of twenty-one (21) days from the date of receipt of this Agreement by the Employee.  During such time Employee may consider and evaluate it and consult with an attorney of her choice regarding it.

19.                                 Upon signing this Agreement, Employee has seven (7) days within which to revoke the Agreement.  In order to be effective, Employee’s written notice of revocation must be received by Employer at the following address no later than the seventh day following the signing of this Agreement by Employee:

Patricia Denning

IOMED, Inc.

3850 West 2441 South, Suite A

Salt Lake City, Utah 84120

If Employee revokes this Agreement, she will not be entitled to the consideration set forth in paragraph 4 above and this entire Agreement shall be null and void.

20.                                 Employee expressly agrees and acknowledges that this Agreement cannot be construed as an admission or evidence of any wrongdoing by Employer with respect to the termination of Employee’s employment with Employer, and that it is not and cannot be construed as an admission or evidence that Employee was other than an at-will employee.

21.                                 Except for any “Intellectual Property and Invention Agreement and Agreement Not to Compete,” that was executed by Employee and Employer (hereinafter the “Intellectual Property Agreement”), which shall remain in effect and be interpreted and construed in conjunction with this Agreement, this Agreement constitutes the entire agreement between the parties and cannot be amended except in writing executed by both parties.  To the extent that there are any actual or apparent inconsistencies between the Intellectual Property Agreement and this Agreement, the terms of this Agreement shall govern.

THIS AGREEMENT IS FREELY AND VOLUNTARILY ENTERED INTO BY AND BETWEEN THE PARTIES WITHOUT ANY DURESS OR COERCION WHATSOEVER, AND AFTER BOTH PARTIES HAVE HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, AND AFTER BOTH PARTIES HAVE CAREFULLY AND COMPLETELY READ ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.

THIS IS A RELEASE

WITNESS:

Employee:

Date:	Employer:
By:

Its:

Date: